DSW Inc. Declares and Accelerates Fourth Quarter Dividend of $0.18 Per Share

Columbus, Ohio, December 4, 2012—The Board of Directors of DSW Inc. (NYSE: DSW) declared the Company’s fourth quarter dividend of $0.18 per share and accelerated the payment date to December 28, 2012. Historically, the fourth quarter dividend has been paid in March following the end of the Company’s prior fiscal year. The dividend will be paid to shareholders of record at the close of business on December 17, 2012. This accelerated payout date will coincide with DSW Inc.’s previously announced third quarter dividend payable on December 28, 2012.

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer footwear and accessories for women, men and kids. As of December 4, 2012, DSW operated 364 stores in 41 states, the District of Columbia and Puerto Rico, and operated an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplied footwear to 346 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.